Exhibit 10.46

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is entered into as of May 23, 2008  between China Direct, Inc., a Florida corporation (the “Company”) and Lazarus Rothstein (“Employee”).

        WHEREAS, the Company desires to employ Employee as its Vice President, Secretary and General Counsel and Employee desires to serve in such capacity on behalf of the Company.

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

        1. Definitions

For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below.  Non-capitalized terms shall have their ordinary meanings.

“Affiliate” shall mean any person, limited liability company, corporation, partnership, association or any other entity controlling, controlled by or under common control with the Company. “Control” shall mean the ownership by the Company of greater than fifty (50%) of the voting interests of such person or any other such arrangement as constitutes the possession, directly or indirectly, of power to direct or cause the direction of management or policies of any such person, corporation or entity, through ownership of voting securities, by contract or otherwise.

“Base Salary” shall mean the weekly or monthly base salary, as the context requires, of Employee as of the effective date of termination of Employee’s employment.

“Cause” shall mean

(a) any violation by Employee of the Company’s Code of Business Conduct or any other material Company policy applicable to Employee;

(b) the commission of an intentional act of fraud, embezzlement, theft or dishonesty against the Company by Employee;

(c) the conviction of Employee for (or the pleading by Employee of nolo contendere to) any crime which constitutes a felony, or a misdemeanor involving moral turpitude, or which, in the reasonable opinion of the Company, has caused material embarrassment to the Company;

(d) the gross neglect or willful failure by Employee to perform his duties and responsibilities in all material respects, if such breach of duty is not cured within 10 days after receipt of written notice thereof to Employee by the Company or its Board of Directors; or

(e) Employee’s failure to obey the reasonable and lawful orders or instructions of the Chief Executive Officer, Employee’s supervisor or the Board of Directors, unless such failure is cured within 10 days after receipt of written notice thereof to Employee by the Company or the Board of Directors.

For purposes of clause (d), no act, or failure to act, on the part of Employee shall be deemed “willful” unless done, or omitted to be done, by Employee other than in good faith and without reasonable belief that such act, or failure to act, was in the best interest of the Company.

“Change of Control” shall mean the occurrence of any of the following events:

(i) the consummation of any transaction or series of transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as such term is defined in Rule 13d–3 and Rule 13d–5 under the Exchange Act), directly or indirectly, of  50% or more of the voting interests of the Company; or

(ii) the Company’s Board of Directors shall approve a sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

(iii) the Company’s Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (i) above, and such transaction shall have been consummated.

 “Good Reason” shall mean

(a) that without Employee’s prior written consent and in the absence of Cause, one or more of the following events occurs:

(i) any materially adverse change in Employee’s authority, duties, or responsibilities or any assignment to Employee of duties and responsibilities materially inconsistent with those normally associated with Employee’s position; or

(ii) a reduction in Employee’s salary or benefits, to the extent a reduction in benefits represent reductions not experienced in general by other senior executives; or

(iii) Employee is required to be primarily based at any office more fifty (50) miles outside the metropolitan area of Employee’s then current business address, excluding travel reasonably required in the performance of Employee’s responsibilities; and

(b) within sixty (60) calendar days of learning of the occurrence of any event specified in clause (a), and in the absence of any circumstances that constitute Cause, Employee terminates employment with the Company, by written notice to the Company; provided, however, that the events set forth in subparagraphs (a)(i), (a)(ii) or (a)(iii) shall not constitute Good Reason for purposes of this Agreement unless, within thirty (30) calendar days of Employee’s learning of such event, Employee gives written notice of the event to the Company, and the Company fails to remedy such event within thirty (30) calendar days of receipt of such notice.

“Permanent Disability” shall mean Employee’s inability to perform such Employee’s duties and responsibilities for a period of 90 consecutive days or 120 non-consecutive days, in either event in any 12 month period, due to illness, accident or any other physical or mental incapacity, as reasonably determined by a physician selected in good faith by the Company.

2.  Employment.  The Company hereby employs Employee as its Vice President, Secretary and General Counsel in accordance with the terms set forth in Offer Letter attached hereto as Exhibit “A”.

3. Termination without Cause.  Subject to the provisions of Section 4 below, in the event that the employment of Employee is terminated by the Company without Cause (other than (i) after a Change of

Control as discussed in Section 3 below; (ii) upon the death or Permanent Disability of Employee); (iii) a Change of Control occurs and the employment of Employee is terminated (other than upon the death or Permanent Disability of Employee) either (a) without Cause within two years of the Change of Control, or (b) by Employee for Good Reason within two years of the Change of Control, Employee shall be entitled to a lump sum severance payment equal to six (6) months of Base Salary.

4. Conditions to and Timing of Payments.  No severance payment shall be made to Employee under this Agreement unless such Employee shall have first executed and delivered to the Company a waiver, general release and separation agreement in favor of the Company and its Affiliates releasing the Company and its Affiliates from any and all claims relating to such Employee’s (i) employment with the Company and (ii) termination of employment (the “Release”). The Release shall include confidentiality and non-disparagement provisions and shall otherwise be in form and substance satisfactory to the Company.

            5. Agreement Changes.  The Company reserves the right to amend or modify this Agreement at any time without prior notice, provided that, without the written approval of the Employee, no such amendment or modification made subsequent to the occurrence of a Change of Control shall alter or impair the benefits that might be payable to Employee hereunder as a result of a termination of employment following such Change of Control.

6.   Entire Agreement; Effectiveness of Agreement. This Agreement and the accompanying offer letter sets forth the entire agreement of the parties hereto and shall supersede any and all prior agreements and understandings concerning the Employee's employment by the Company. This Agreement may be changed only by a written document signed by the Employee and the Company.

7.   Severability. If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

           8.   Governing Law. This agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the state of Florida without regard to rules governing conflicts of law.

9.   Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or the Employee's employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in Broward County, Florida pursuant to the prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The prevailing party in any such action or litigation involving this Agreement shall be entitled to recover attorney’s fees and costs from the non-prevailing party.

10.   Indemnification. During the period of time Employee is employed by the Company, the Employee shall be entitled to indemnification and insurance coverage for directors and officers liability, fiduciary liability and other liabilities arising out of the Employee's position with the Company in any capacity, in an amount not less than the highest amount available to any other senior level executive or member of the Board and to the full extent provided by the Company's certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which the Employee has been customarily indemnified prior to termination of employment, shall continue for at least six years following Employee’s date of termination of employment. Any indemnification agreement entered into between the Company and the Employee shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

11.   Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile or nationally recognized overnight courier service, addressed as follows:

If to Employee: 6935 NW 108 Ave Parkland, FL 33076	If to the Company: China Direct, Inc. 431 Fairway Drive Deerfield Beach, FL 33441

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

12.   Withholding. The Company may withhold from amounts payable under this Agreement any and all federal, state, and local taxes that are required to be withheld by any applicable laws and regulations. The Company may also withhold any amounts necessary pursuant to the benefit plans, policies, or arrangements of the Company or otherwise, in accordance with any applicable Company policies, laws and/or regulations.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

China Direct, Inc.

By: /s/ Marc Siegel
Title: President

/s/ Lazarus Rothstein
Lazarus Rothstein

May 27, 2008

Lazarus Rothstein, Esq.
6935 NW 108 Ave
Parkland, FL 33076

Re: Employment Offer with China Direct, Inc. (the “Company”)

Dear Laz:

We are pleased to extend you an offer of employment with the Company under the following terms:

•POSITION	Vice President, Secretary and General Counsel
•REPORTING TO	James Wang, Marc Seigel and David Stein
•LOCATION	Deerfield Beach, Florida Corporate Office
•EFFECTIVE DATE	June 1, 2008
•SALARY	$160,000.00 per annum, payable in accordance with the Company’s standard payroll practices.
•SEVERANCE	See the attached Severance Agreement.
•EQUITY AWARD
A number of shares of the Company’s Restricted Common Stock with a value of $50,000 as of the date of grant using the closing price of the Company’s common stock as of the date of ratification of such grant by the Board of Directors.

As an employee of the Company, you will become eligible to participate in the Company’s health, dental and life insurance benefit plan 90 days after the effective date of your employment.  Additional information on the Company’s benefit plan will be made available to you during the new hire process.

The Restricted Common Stock will vest 25% 12 months after the grant date, 25% 15 months after the grant date, 25% 18 months after the grant date and 25% 21 months after the grant date.  The grant of the Restricted Common Stock is contingent on approval of the Company’s 2008 Non-Executive Stock Incentive Plan at the Annual Meeting of Shareholders on May 30, 2008 and the Board of Directors ratification of such grant after shareholder approval.

  The Company shall reimburse you for all necessary and reasonable travel, entertainment and other business expenses incurred by you in the performance of your duties hereunder in accordance with such reasonable procedures as the Company may adopt generally from time to time.

You are entitled to vacation, holiday and sick leave at levels no less than commensurate with those provided to any other vice presidents of the Company, in accordance with the Company's vacation, holiday and other pay-for-time-not-worked policies.

We look forward to you joining our team.

Very truly yours,

/s/ David Stein
David Stein, COO

PLEASE READ CAREFULLY AND SIGN BELOW

I understand that the Company is a drug free workplace.  I further understand that this offer of employment is contingent upon satisfactory results of all pre-employment screening including but not limited to reference and background checks and drug test and should I fail to satisfy these requirements, the offer will be withdrawn and/or I will be immediately released.  In addition, you will be required to read and abide by the Company’s Code of Ethics and other obligations and requirements for our employees as set forth in the Company’s Employee Handbook, both of which may be amended from time to time by the Company.  The Code of Ethics and Employee Handbook will be furnished to you during the new hire process.  I acknowledge and agree that this offer of employment does not constitute an employment contract and the Company or I may terminate my employment at will without penalty.

Other than my obligations to wind down my legal practice over the next 30 days, my employment with the Company will not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by me in confidence, trust or otherwise prior to my employment with the Company) to which I am a party or by the terms of which I may be bound.  The Company understands that I will be permitted a period of 30 days to wind down my law practice and conclude any matters that I am working on.  I covenant and agree that I shall not disclose to the Company, or induce the Company to use, any such proprietary information, knowledge or data belonging to any previous employer, contractor or others. I further covenant and agree not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Offer Letter.

I accept hereby accept the above terms and the offer of employment.

Sign /s/ Lazarus Rothstein
Print Lazarus Rothstein

Date 5-27-2008